UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	April 30, 2009

QUADRA PROJECTS INC.
(Exact name of registrant as specified in its chapter)

NEVADA	000-53156	450588917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

6130 Elton Avenue, Las Vegas, Nevada		89107
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		1-888-597-8899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

( )	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
( )	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
( )	Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))
( )	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

As used in this current report, the terms “we”, “us”, “our” and the “Company” refer to Quadra Projects Inc.

Item 1.01. Entry into a Material Definitive Agreement

Acquisition of Subsidiary

Effective April 30, 2009, the Company completed its acquisition of its subsidiary, Quadra Energy Systems Inc. (“Energy Systems”). Energy Systems was incorporated under the laws of Belize and prior to being acquired, had no prior operating history with no assets, liabilities or equity. Energy Systems has an authorized capital of 50,000 common shares and has issued 5,000 shares to the Company for consideration of $ 5,000. The Company holds 100% of the outstanding shares of Energy Systems.

Technology Purchase Agreement

Effective April 30, 2009, Energy Systems completed its acquisition of Energy Conversion and Waste Disposal Technology (“Acquired Technologies”) from Quadra Marketing Corp. (“Quadra Marketing”) under the Technology Purchase Agreement (the “Agreement”). The Agreement was an arms length transaction.

Acquired Technologies consist of equipment and software for pyrolysis systems consisting of ECS 2000S and ECS Mobile Systems (the “Systems”) which is a non polluting energy conversion and waste disposal system designed to convert organic waste to fuel and valuable by-products such as activated carbon, fertilizer, producing no air pollution or ash to be land filled. The Systems are modular in design and fit into a 42 ft container built to fit on a conventional tractor trailer unit.

Quadra Marketing will transfer title and rights of the Acquired Technologies along with engineering and design drawings, studies and reports and all information relating to the Acquired Technologies, whether written or oral and related technologies including the past, present and future versions software, computer programs, data and text (regardless of the form in which it including but not limited to the source code version thereof and the batch processor logic module) and all patent rights, copyrights, trade secret rights and other proprietary rights in and thereto including all documentation for the software, all technical documentation, system designs and specifications, flow charts, record and file layouts, memoranda, correspondence and other such documentation containing or relating to the design, structure or coding or testing of, or algorithms or routines used in, or errors discovered or corrected in, the software and any other type of information or material relating to the software and invention and related technology that was prepared by or for the inventor of the Acquired Technologies. Energy Systems will retain 100% interest of use of the Acquired Technologies worldwide with the exception of Taiwan where the inventor of the Acquired Technologies shall retain up to 40% interest in the use of the Acquired Technologies.

The Company will issue 3,000,000 common shares from treasury, valued at $0.45 per share or $ 1,350,000 to Quadra Marketing for consideration of the Acquired Technologies. These shares will be issued on the closing date of June 1, 2009 or such other date as mutually agreed to between the Quadra Marketing and Energy Systems. In addition, Energy Systems will also remit 5% of gross revenues to Quadra Marketing as a royalty fee. Please refer to Exhibit 10.1.

Energy Systems will focus its efforts in Asia by building plants in Taiwan and China to process used tires and thereafter in other countries in Asia subject to financing. Asia has a readily available supply of used tires and escalating demand of fuel oil which is one of the by-products created by the Systems.

Addendum to Finders Fee Agreement

On April 30, 2009, the Company signed an addendum to the Finders Fee Agreement with Magnum Group International Inc. (“Magnum”) with the original agreement dated January 5, 2009. The addendum states that Magnum has sourced the Acquired Technologies initially to Quadra Marketing on April 1, 2009 and subsequently to Energy Systems under the terms of the Technology Purchase Agreement dated April 30, 2009. Magnum shall source financing on a best efforts basis for the construction of the Systems and market the Systems on a worldwide basis under the direction of the Company and Energy Systems.

Energy Systems intends to construct Systems using the Acquired Technologies for use in commercial operations and will also outright sell the Systems.

The finder’s fee is $ 150,000 payable in 3 months from the April 30, 2009 or July 31, 2009. In addition, 10% of net revenues before income taxes of Energy Systems generated from commercial operations using the Systems and 10% of net proceeds on sale of each System shall be remitted Magnum.

The Finders Fee Agreement is for a term of 15 years commencing the date the 1st System is sold or when net income before taxes is generated from the System in commercial operations. Please refer to Exhibit 10.2. The original Finder’s Fee Agreement dated January 5, 2009 is attached as Exhibit 10.3.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Technology Purchase Agreement dated April 30, 2009.
Exhibit 10.2	Addendum to Finders Fee Agreement dated April 30, 2009
Exhibit 10.3	Finders Fee Agreement dated January 5, 2009*

*Incorporated by reference to Exhibit 10.4 filed on Form 10K on March 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRA PROJECTS INC.

Date : May 4, 2009	By :	/s/ Claude Diedrick
Claude Diedrick,
President and CEO